Exhibit 10.17

DICKIE WALKER MARINE, INC.

Code of Ethics

This Code of Ethics is a codification of standards that is reasonably designed to deter wrongdoing and to promote:

a. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b. Full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Dickie Walker Marine, Inc. (“Dickie Walker”) and in other public communications made by Dickie Walker;

c. Compliance with all applicable governmental rules and regulations;

d. The prompt internal reporting of code violations to an appropriate person or persons identified in this Code of Ethics; and

e. Accountability for adherence to this Code of Ethics.

This Code of Ethics shall apply to each employee, officer and director of Dickie Walker (each an “Individual”).

Ethical Principles

1. Each Individual shall act at all times in good faith, responsibly, with honesty and integrity, and with due care, competence and diligence, without misrepresenting material facts or allowing such Individual’s independent judgment to be subordinated.

2. Each Individual shall avoid at all times actual or apparent conflicts of interest between personal and professional relationships.

3. No Individual or any member of his immediate family shall at any time enter into employment positions, consulting arrangements, ownership interests, or other activity that may create any actual or apparent conflict of interest between his personal interests and either (a) the interests of Dickie Walker, or (b) his ability to perform his duties and responsibilities for Dickie Walker, unless such activity is first approved in writing by the Board of Directors.

4. No Individual or any member of her immediate family shall solicit or accept any personal benefit from any outside concern from which Dickie Walker secures goods or services, which is a customer of Dickie Walker, or which is a competitor of Dickie Walker, or which is a regulatory agency having jurisdiction over Dickie Walker, except only loans from financial institutions on the same terms available generally and entertainment appropriate to the business relationship, extended in the ordinary course of business, and not intended to influence the actions of the Individual or Dickie Walker.

5. No Individual or any member of his immediate family shall enter into any contract with Dickie Walker or any of its affiliates relating to buying, leasing, or selling property or any similar transaction, unless the contract is first approved in writing by the Board of Directors.

6. Each Individual shall immediately disclose to his or her direct supervisor any material transaction or relationship that reasonably could be expected to give rise to any conflict of interest, whether real or perceived.

7. Any information disclosed by each Individual in performance of his or her duties shall be fair, accurate, objective, relevant, timely, understandable, and not misleading. Each Individual shall share at all times important and relevant knowledge (a) with persons to whom such Individual reports, and (b) as is appropriate with persons reporting to such Individual.

8. Each Individual shall at all times promote the full, fair, accurate, complete, objective, relevant, timely and understandable disclosure in reports and documents that Dickie Walker files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in all other public communications made by Dickie Walker.

9. Each Individual shall comply at all times with all rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies (“Laws”). In the event that the Individual is ever unsure of any such Laws, the Individual shall consult with his or her direct supervisor prior to taking any action.

10. Each Individual shall respect at all times the confidentiality of information acquired in the course of his work except when authorized or otherwise legally obligated to disclose. No confidential information acquired in the course of work shall be used by any Individual for any personal advantage, whether real or perceived.

11. Each Individual shall at all times proactively promote ethical behavior as a responsible partner among peers in the Individual’s work environment, and shall not tolerate any form of harassment, whether based on race, color, religion, gender, national origin, age, disability, veteran status, pregnancy, or sexual orientation.

12. Each Individual shall achieve at all times responsible use of and control over all assets and resources employed or entrusted to such Individual.

13. Each Individual shall document and report all business and financial transactions in accordance with Dickie Walker internal control procedures. No Individual shall create misleading records or falsify or improperly destroy Dickie Walker documents.

14. Each Individual and every member of her immediate family shall not at any time buy or sell any security of Dickie Walker while aware of any material, non-public information relating to Dickie Walker or the security. Each Individual and all members of her immediate family shall refrain from any trading in any Dickie Walker security during black-out periods and shall comply with all Dickie Walker policies and SEC requirements relating to the trading of Dickie Walker securities during non-black-out periods.

15. Each Individual shall safeguard against theft, loss or misuse any and all property of Dickie Walker in the custody or possession of such Individual.

16. Any person, upon receipt of any information of a possible violation of this Code of Ethics, shall immediately report the same to his or her direct supervision as provided in Dickie Walker’s Financial and Code of Ethics Complaint Procedures Policy (the “Complaint Policy”).

17. Each Individual shall be held accountable to full compliance with this Code of Ethics. In the event that any Individual is determined to have violated this Code of Ethics, pursuant to the Complaint Policy, such violation shall be reported to the Board of Directors of Dickie Walker, and that Individual shall be subject to the disciplinary action deemed appropriate by the Board of Directors, which may include immediate termination of employment by Dickie Walker for cause.

18. There shall be no waiver from the principles contained in this Code of Ethics for directors or executive officers without the prior written consent of the Board of Directors of Dickie Walker and with public disclosure of such waiver in a Form 8-K filed with the SEC within five (5) days of the waiver.

Adopted by the Board of Directors on November 17, 2003.

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